Exhibit 99.10

December 6, 2006

Mr. Joseph B. Leonard

Chairman and Chief Executive Officer

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, FL 32827

Dear Joe:

Our Board of Directors met today and had an extensive discussion of your expression of interest in a transaction with our Company. As you know, we have taken your letter very seriously, and since October 20, 2006, the Board and the Board Affairs and Governance Committee have spent considerable time and effort in a process with their advisors to understand and evaluate your expression of interest.

The Board completed this process today. While the Board has a great deal of respect for AirTran and for your leadership, it has concluded that it would not be in the best interests of the Company, our shareholders and other stakeholders, including customers, employees and the communities we serve, to pursue a transaction with AirTran under the current circumstances. The Board feels that the Company’s strategic plan and remaining independent hold the best promise for continued growth and increased shareholder value going forward.

Thank you very much for your interest in our Company and your efforts in submitting your letter.

Best regards for a good holiday season.

Very truly yours,

Timothy E. Hoeksema
Chairman, CEO and President

MW 1217945 Clare Campus-West Wing, 674 South Howell Avenue, HQ-6, Oak Creek WI 53154-1402

Direct: 414-570-2950 Fax: 414-570-0080 Web: www.midwesternairlines.com E-mail: time.hoeksema@midwestairlines.com

MIDWEST AIR GROUP, INC. IS A PUBLIC COMPANY, TRADED ON THE AMEX UNDER THE SYMBOL MEH